EXHIBIT 99.2

                       [American Radio Systems Letterhead]


FOR IMMEDIATE RELEASE                      Contact:  Joe Winn, Chief Financial
                                           Officer or Bruce Danziger, Director
                                           of Investor Relations
                                           Tel:  (617) 375-7500


                       AMERICAN RADIO SYSTEMS SUCCESSFULLY
                         COMPLETES CONSENT SOLICITATION

Boston, Massachusetts--February 4, 1998--American Radio Systems Corporation (NYSE:AFM) announced today that its Consent Solicitation with respect to its 113/8% Cumulative Exchangeable Preferred Stock ("Cumulative Preferred Stock") expired today at 5:00 p.m. Eastern Standard Time. A substantial majority of the holders of the Cumulative Preferred Stock have given the requested consents.

American Radio Systems Corporation began trading shares publicly in June, 1995. The Company owns and/or programs and markets approximately 90 radio stations in Boston, Seattle, Cincinnati, Baltimore, Pittsburgh, Portland, Sacramento, St. Louis, Charlotte, Kansas City, Hartford, Las Vegas, Austin, Buffalo, San Francisco/San Jose, West Palm Beach, Austin and Riverside. The Company also has options and/or agreements to buy additional radio stations in Portland, San Francisco/San Jose, West Palm Beach, Austin and Riverside.

On September 19, 1997, American Radio Systems entered into a merger agreement with CBS Corporation pursuant to which its radio operations will become a wholly owned subsidiary of CBS. Consummation of the transaction is subject to regulatory approval and is expected in the Spring of this year. Around the same time and as a condition of the merger, American Radio Systems will distribute to its shareholders its communications tower business.



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               116 Huntington Avenue, Boston, Massachusetts 02116
                        (617) 375-7500 FAX (617) 375-7575